Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-1 of our report dated May 18, 2018 relating to the financial statements of Ra Medical Systems, Inc. (which report expresses an unqualified opinion on the financial statements and includes an explanatory paragraph referring to the restatement of the 2016 financial statements), appearing in the Prospectus, which is part of this Registration Statement, and to the reference to us under the heading “Experts” in such Prospectus.

/s/ DELOITTE & TOUCHE LLP

San Diego, California

July 16, 2018